Exhibit 10.2

Consulting Agreement

June 13, 2019

Mark J. Murray

1622 40th Avenue

Seattle, Washington 98122

Re: Consulting Agreement

Dear Mark:

This letter (this “Letter”) sets forth the terms upon which you shall provide services to Arbutus Biopharma, Inc. (the “Company”) as an independent contractor, commencing on June 24, 2019 (the “Effective Date”).

1.	Engagement. During the Term (as defined in Section 2 hereof), you shall serve as a consultant to the Company and shall be reasonably available to perform services as reasonably requested by the Company for up to five (5) hours per week, which services shall include, among other things, providing advice with respect to the business and operations of the Company and providing transition and onboarding support with respect to the new Chief Executive Officer of Arbutus Biopharma Corporation (collectively, the “Services”). You shall perform the Services (x) on dates and times that you and the Company may from time to time reasonably agree, and (y) at such locations as you and the Company may from time to time reasonably agree. During the time that you are not providing the Services to the Company, you may accept other engagements and may participate in any other activities without obtaining the Company’s approval thereof; provided, however, that such other engagements and activities do not violate any Company policies or the terms of this Letter or the Separation Agreement and Release between you and Arbutus Biopharma Corporation, and do not prevent or interfere with your ability to provide the Services hereunder.

2.	Term. The term of this Letter and your consulting arrangement hereunder shall begin on the Effective Date and shall end on August 23, 2019 (such period, the “Term”), unless earlier terminated by either party. On such termination, all earned, accrued, but unpaid, fees and reasonable out-of-pocket expenses hereunder shall be due and payable to you, and for the avoidance of doubt, no further fees, expenses or other amounts shall be payable hereunder.

3.	Termination. Your consulting relationship and this Letter may be terminated at any time for any reason by you or the Company, provided that the party exercising such right of termination shall be required to give to the other party at least seven (7) days advance written notice of any termination of the Services during the Term.

4.	Fees. As full compensation for the Services, the Company agrees to pay you a fee of $500.00 per hour. You agree to invoice the Company monthly in arrears for the fees due under this Letter in respect of the Services performed by you during the previous month. The Company shall pay any fees that are due under this Letter within thirty (30) days after receiving an invoice from you for such amounts.

5.	Taxes. The Company shall not withhold any federal, state or local taxes or other withholdings from the fees payable to you hereunder, and all local, state or federal taxes, together with all governmental filings related thereto, arising out of the performance of the Services by you or resulting from the compensation paid under this Letter shall be the sole responsibility of you, and you agree to indemnify the Company with respect to any liabilities arising from your failure to satisfy any such obligations.

6.	Expenses. The Company shall reimburse you for all reasonable, ordinary and necessary expenses incurred by you in connection with the Services performed hereunder. Reimbursement of expenses payable hereunder in respect of the Services performed shall be made within a reasonable period of time following your submission to the Company of an invoice for such expenses. Each such invoice shall be accompanied by receipts of expenses incurred and other necessary supporting documentation as reasonably requested by the Company.

7.	Independent Contractor

a.	You shall act in the capacity of an independent contractor with respect to the Company. You shall not be, nor represent yourself as being, an employee or agent of the Company or as being authorized to bind the Company.

b.	As an independent contractor, you represent that you have the right to sole control of the manner and the means and methods of performing the Services under this Letter; provided, however, you shall accept any reasonable directions issued by the Company pertaining to the goals to be attained and the results to be achieved by you.

c.	As an independent contractor, you shall not have the status of or be considered an employee of the Company. You shall not be eligible to participate in any employee benefit, group insurance or executive compensation plans or programs or any other benefit or compensation maintained by the Company for its respective employees and executives. In addition, the Company shall not provide Social Security, unemployment compensation, disability insurance, workers’ compensation or similar coverage, or any other statutory benefits, to you. For the avoidance of doubt, nothing in this paragraph shall be construed to limit your entitlement to the compensation and benefits set forth in Section 2 of the Separation Agreement.

d.	You agree to incur all expenses associated with performance of the Services hereunder, except as expressly provided in this Letter.

8.	Confidential Information. You acknowledge that you shall have access to information that is treated as confidential and proprietary by the Company or Company Affiliates (as defined below), including, without limitation, information constituting confidential or proprietary information belonging to the Company or Company Affiliates or other non-public information, confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the terms of any existing or pending transaction between the Company or any Company Affiliate and an existing or pending client or customer or other person or entity, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the performance of the Services hereunder shall be subject to the terms and conditions of this Section. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, except as may be required in the performance of the Services hereunder, and not to use any Confidential Information for any purpose except as may be required in the performance of the Services hereunder. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. Confidential Information shall not include information that (a) is or becomes generally available to the public other than through your breach of this Letter, or (b) is communicated to you by a third party that had no confidentiality obligations with respect to such information. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion. For purposes of this Letter, “Company Affiliate” means any parent, subsidiary, affiliate, division, predecessor, successor or assign of the Company.

The parties hereto acknowledge that pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. The parties hereto acknowledge that nothing in this Letter prohibits you from reporting possible violations of United States federal law or regulation to any United States governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of United States federal law or regulation without prior authorization from or any notice to the Company.

9.	Amendments and Modifications. This Letter may not be amended, modified or changed in any respect except in writing duly signed by both parties to this Letter.

10.	Assignment. You shall not assign any rights, or delegate or subcontract any obligations, under this Letter without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Letter at any time.

11.	Severability. The provisions of this Letter shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12.	Entire Agreement. This Letter constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. For the avoidance of doubt, this Letter shall not supersede the restrictive covenants and obligations set forth in paragraphs 10, 11, 12 and 14 of the Executive Employment Agreement between you and the Company, dated May 30, 2008, which covenants and obligations shall remain in full force and effect.

13.	Governing Law. This Letter, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions, except where federal law applies.

14.	Executed Counterparts. This Letter may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.	Headings. Section and subsection headings contained in this Letter are inserted for convenience of reference only, shall not be deemed to be a part of this Letter for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Mark, if this Letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me.

If you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Frank Torti

Frank Torti, MD

Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED

/s/ Mark J. Murray

Mark J. Murray

Date: June 13, 2019